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                                                                    EXHIBIT 23.0


                       Consent of Independent Accountants





The Board of Directors and Shareholders
Consep, Inc. and Subsidiaries:


We consent to incorporation by reference in the Registration Statements (Nos. 333-32189, 33-86638, 33-95130, 333-09759, 33-86636 and 33-95128) on Form S-8 of
Consep, Inc. and subsidiaries of our report dated February 13, 1998, relating to the consolidated balance sheets of Consep, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears on Form 10-K of Consep, Inc. and subsidiaries.


                                            /S/ KPMG PEAT MARWICK LLP


March 27, 1998.